Exhibit 10.2

[EMBARQ CORPORATION LETTERHEAD]

December 17, 2007

Daniel R. Hesse

[ADDRESS]

Re:	Voluntary Termination of Employment

Dear Dan:

The purpose of this letter is to confirm our mutual understanding of the consequences of your resignation, as of December 17, 2007 (the “Resignation Date”), from Embarq Corporation (the “Company”), both as an employee and as a member of the Board of Directors, to accept employment with Sprint Nextel Corporation (“Sprint Nextel”).

Specifically, because your resignation is a voluntary termination of employment with the Company, the following occurs:

1.	Pursuant to the terms of your employment agreement with the Company, dated June 7, 2005 (the “Employment Agreement”), upon your voluntary termination, you will be entitled to receive (A) on or before December 28, 2007 a lump sum, in cash, equal to your earned but unpaid Base Salary (as defined in your Employment Agreement) and any other earned but unpaid cash entitlements for the period through and including the Resignation Date, including un-reimbursed documented business expenses and accrued paid time off and (B) any other benefits you have earned, and as to which you have a continued right, for the period through and including the Resignation Date under any other employee benefit plans, policies, practices, programs and arrangements maintained by the Company, in accordance with their terms. The Company will identify these in a schedule to be provided to you within 2 days of execution (the “Schedule”). In addition, you will be entitled to exercise stock options which have vested prior to the Resignation Date, as set forth in Attachment A hereto, for a period of 90 days following the Resignation Date.

2.	You have the right to continue your medical and dental coverage, as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In order to receive COBRA coverage, you must comply with the COBRA continuation provisions of your medical and dental insurance plan. In particular, you must deliver a notice of your election to continue medical coverage (or medical and dental coverage) under COBRA within 60 days of your Resignation Date. A COBRA notification and election form will be sent to you separately.

3.	All unvested equity that you hold, including stock options and restricted stock units, will be forfeited as of the Resignation Date.

Daniel R. Hesse

December 17, 2007

4.	On May 22, 2007, 15,376 restricted stock units vested and were delivered to you as unrestricted shares of Embarq common stock. These shares are not subject to any forfeiture provision.

5.	You will not be entitled to receive any portion of your target bonus for 2007 under the Company’s Short Term Incentive Plan.

6.	You are not entitled to any payments, benefits, severance payments or other compensation beyond that expressly provided herein.

7.	The restrictive covenants found in Section 6.15, and the enforcement provisions of Section 6.16, of your Employment Agreement will remain in full force and effect following your termination of employment, pursuant to their terms, except that the Company hereby agrees not to bring any action, whether in law or in equity, against you with respect to your acceptance of employment at Sprint Nextel.

For and in consideration of the Company’s agreement not to take legal or injunctive action against you, as provided in paragraph 6 above, and intending to be legally bound, you agree to REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which you ever had, now have, or hereafter may have, or which your heirs, executors or administrators hereafter may have, whether known or unknown, by reason of any matter, cause or thing whatsoever from the beginning of your employment with the Company to the date of this Letter Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to your employment relationship and directorship and the termination of your employment relationship and directorship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between you and the Company and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this release shall not apply to your rights to (i) benefits referred to in Section 1 above or listed on the Schedule or

Daniel R. Hesse

December 17, 2007

on Attachment A hereto, and (ii) indemnification, as either an officer or director, under the terms of your indemnification agreement with the Company, the Company’s bylaws, and any insurance policies in effect from time to time, including but not limited to providing insurance for Company officers generally, as to acts within the scope of your employment and directorship, but not as to your resignation or acts outside the scope of that employment and directorship.

This Letter Agreement supersedes all prior agreements including the Employment Agreement previously entered into by you and the Company, except as specifically set forth in this Letter Agreement, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by you and the General Counsel of the Company.

This Letter Agreement will be interpreted and enforced under the laws of the State of Kansas without regard to any conflict of laws principles.

Please acknowledge that the terms and conditions, and the general release, set forth above are correct and that you agree to all such terms and conditions, and hereby agree to be bound by the general release, by signing this letter and returning it to me.

Sincerely,

Embarq Corporation

/s/ E.J. Holland, Jr.
Name:	E.J. Holland, Jr.
Title:	Senior Vice President, Human Resources

Accepted and Agreed:

/s/ Daniel R. Hesse
Daniel R. Hesse
Date:	12/17/07